Exhibit 10.1

Mr. Ori Gon	February 20, 2018

Dear Ori,

In connection with your contemplated promotion with ReWalk Robotics Ltd. (the “Company”) and proposed amendments to certain terms of your current employment agreement with the Company dated May 25, 2015 (the “Employment Agreement”), we hereby put in writing the terms and conditions that were agreed between us and that shall be in effect as of February [22], 2018 (the “Effective Date”):

1.	Position: Your position shall be Chief Financial officer (CFO). In the discharge of your duties as CFO, you shall report to the Company’s CEO (your Direct Manager) or to any other officer as the Company decides and directs from time to time. Therefore, Sections 4 and 5 of Schedule 1 to your Employment Agreement will be deemed to be amended accordingly.

2.	Salary: As compensation for your performance on a full-time basis as the Company’s CFO, the Company shall pay you a monthly salary in the (gross) amount of NIS 52,000 (the “Salary”).

The Salary will be paid to you in accordance with the Company’s normal payroll practices, after deduction of applicable taxes and other mandatory payments, no later than the 9th day of each calendar month. Any payment or benefit under the Employment Agreement and this Letter (including any bonuses or the like), other than the Salary, shall not be considered as a salary for any purpose whatsoever, and you shall not maintain or claim otherwise. Except as specifically set forth in the Employment Agreement and this Letter, the Salary includes any and all payments to which you are entitled from the Company hereunder and under any applicable law, regulation or agreement, and you waive any claim or demand for any payment in excess thereof. The Salary and other terms of employment may be reviewed and updated by the Company’s management from time to time, at the Company’s sole discretion. As of the Effective Date, all social benefits that are based on your monthly salary and which will be paid to you as compensation for your performance, including without limitation the contributions to the Managers’ Insurance Policy and/or Pension Fund and Keren Hishtalmut Fund, will be based on the updated Salary mentioned above.

It is hereby clarified that the Special Non-Competition Monthly Compensation as mentioned in your Employment Agreement refers to 20% of the Salary. For the avoidance of any doubt, instead of daily travel costs as mentioned in Section 7 of the Employment Agreement, you will continue to be entitled to a car as described in your Employment Agreement. Therefore, Sections 6 and 7 of the Employment Agreement and Sections 6 and 7 of Schedule 1 to the Employment Agreement will be deemed to be amended accordingly.

3.	Working Hours: The Company’s standard working hours are nine (9) gross hours (including lunch and rest breaks) per day, 5 days a week, between Sunday and Thursday. The regular weekly rest day is Saturday. Your working hours shall be as required by the nature of your full-time senior position in the Company, not less than nine (9) hours per day five (5) days a week, including during overtime hours if it is required in order to fulfill your obligations according to the Employment Agreement and this Letter.

In consideration of the conditions and circumstances of your management position and duties in the Company which require a special degree of trust, and as the conditions and circumstances of employment do not enable the Company to supervise your hours of work, the provisions of the Hours of Work and Rest Law, 1951 shall not apply to you and you shall not be entitled to any additional consideration for work during overtime hours and/or on days that are not regular business days, except as specified in the Employment Agreement and this Letter. You acknowledge that the consideration specified in the Employment Agreement and this Letter nevertheless include within it consideration that would otherwise have been due to you by law.

Therefore, Section 5 of the Employment Agreement will be deemed to be amended to include such additional provisions relating to working hours.

4.	Annual Bonus: You will be eligible to participate in the Company’s bonus plan, with eligibility for an annual bonus of up to twenty-five percent (25%) of your annual salary (i.e. twelve Salaries), assuming the Company and your individual objectives are met (the “Bonus”). The Bonus percentage shall be subject to specific objectives and accomplishments as determined by the Company’s Board of Directors in its sole discretion. Payment of any Bonus shall be subject to the approval of the Compensation Committee of the Board of Directors and of the Board of Directors. For the calendar year 2018 the Bonus for meeting 100% of the goals shall be a gross amount of NIS 156,000 (i.e. 25% of the gross annual salary). The Bonus, if paid, shall not constitute a part of the salary for any purpose whatsoever, including for the purpose of the calculation of severance pay and social insurance. Any tax liability in connection with a Bonus shall be borne solely by you. Therefore, Section 8 of Schedule 1 to the Employment Agreement shall be deemed to be amended accordingly.

5.	Options and RSUs: Pursuant to and subject to the terms of an equity incentive plan of the Company and all other proceedings legally necessary, you shall be granted options to purchase 96,525 shares (“Shares”) of the Company (the “Options”) and RSUs for 17,857 Shares (the “RSUs”). The grant of such Options and RSUs shall be subject to your execution of the Company’s standard grant agreement. The exercise price of the options shall be as determined by the Board. Any tax liability in connection with the Options and RSUs (including with respect to the grant, exercise, sale of the Options, the RSUs or the shares receivable upon their exercise) shall be borne solely by you.

6.	Notice Period: Either Party may terminate the employment relationship by Termination at Will (as described in the Employment Agreement) at any time by giving the other Party a prior written notice of three months (the “Notice Period”).

Nothing contained in this Letter shall provide you with guaranteed employment for any specific period, and the parties are entitled to terminate the employment relationship, subject to the terms of the Employment Agreement and applicable law. It is hereby agreed that the pension contributions rate as described in Section 8 of the Employment Agreement was changed in accordance with the requirements of law prior to this Letter. Unless otherwise expressly specified herein, all other terms and conditions specified in your Employment Agreement shall apply and shall remain in full force and effect. The above updated terms shall form an integral part of your Employment Agreement and shall be deemed due notification regarding the amendment of your employment terms in accordance with the provisions of the Notice to Employee and to Candidate (Employment Terms and Screening and Acceptance to Work Proceedings) Law, 2002 and the regulations thereunder. Each capitalized term used but not defined herein shall have the meaning ascribed to it in the Employment Agreement.

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Sincerely,

ReWalk Robotics Ltd.

By:	/s/ Larry Jasinski
Name: Larry Jasinski
Title: Chief Executive Officer

By signing below, I acknowledge that I have read the foregoing letter carefully and understand its contents, and that I hereby undertake and agree to be fully bound by its terms and provisions.

/s/ Ori Gon	Date: March 1, 2018
Ori Gon

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